Exhibit 3(i).1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PRN CORPORATION

PRN Corporation, a corporation organized and existing under the laws of the State of Delaware, does hereby certify:

1. The current name of the corporation is PRN Corporation (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 21, 1992 and the original name of the Corporation was JMC Acquisitions, Inc. On June 22, 2000 an Amended and Restated Certificate of Incorporation was filed to change the name of the Corporation to “PRN Corporation.”

2. The amendment and restatement herein set forth has been duly approved by the Board of Directors of the Corporation and by the stockholders of the Corporation by written consent pursuant to Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware (“Delaware Law”).

3. The amendment and restatement herein set forth has been duly adopted pursuant to Section 245 of the Delaware Law. This Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation as heretofore restated and amended.

4. The text of the Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation is PRN Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The Corporation shall have perpetual existence. The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which this Corporation is authorized to issue is thirty seven million four hundred fifty five thousand thirty one (37,455,031) shares. Twenty-seven million (27,000,000) shares shall be designated Common Stock, par value

$0.001 per share, of which twenty-four million nine hundred fifty-nine thousand two hundred seventy (24,959,270) shares shall be designated Common Stock, Class A (the “Class A Common”) and two million forty thousand seven hundred thirty (2,040,730) shares shall be designated Common Stock, Class B (the “Class B Common”); and ten million four hundred fifty five thousand thirty one (10,455,031) shares shall be designated Preferred Stock, par value $0.01 per share, of which one million three hundred nine thousand three hundred six (1,309,306) shares shall be designated Series A Preferred Stock (the “Series A Preferred”), seven hundred fourteen thousand two hundred eighty six (714,286) shares shall be designated Series B Preferred Stock (the “Series B Preferred”), two million five hundred seventy five thousand eight hundred eighty three (2,575,883) shares shall be designated Series C Preferred Stock (the “Series C Preferred”), three hundred thousand (300,000) shares shall be designated Series D Preferred Stock (the “Series D Preferred”) and five million five hundred fifty five thousand five hundred fifty six (5,555,556) shares shall be designated Series E Preferred Stock (the “Series E Preferred”).

Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion into Class A Common or other means), shall upon such reacquisition be retired and may not be reissued thereafter.

Each share of Class B Common issued by the Corporation, if reacquired by the Corporation (whether by repurchase, conversion into Class A Common or other means), shall upon such reacquisition be retired and may not be reissued thereafter.

ARTICLE V

The shares of Class A Common and Class B Common shall be identical in all respects and shall have equal rights and privileges, except as expressly set forth in this Article V.

1. Dividends. Subject to any preferential dividend rights of any series of Preferred Stock as may then be outstanding, dividends or distributions upon the Class A Common and Class B Common may be declared by the Board of Directors and paid by the Board of Directors of the Corporation from time to time in such amounts as the Board shall determine, out of any source at the time lawfully available therefor, provided that identical dividends or distributions per share are declared and paid concurrently upon the shares of each such class; provided that only dividends, distributions, redemptions or other payments made in shares of Class A Common or Class B Common or other of the Corporation’s equity securities subordinate to the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred shall be made in respect of the Class A Common or Class B Common, or any other of the Corporation’s securities junior in right to dividends or assets to the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred.

2. Stock Splits, Combinations and the Like. Neither the Class A Common nor the Class B Common shall be split, combined or subdivided unless at the same time there shall be a proportionate split, combination or subdivision of such other class of Common Stock.

3. Rights Upon Liquidation or Dissolution. Subject to the preferential rights set forth herein of holders of the Preferred Stock, the holders of the Class A Common and the holders of the Class B Common shall be entitled to share ratably in the assets of the Corporation available for distribution to the holders of Common Stock upon any liquidation or dissolution of the Corporation.

4. Voting. On all matters on which the holders of Common Stock shall be entitled to vote, each holder of Class A Common shall be entitled to one (1) vote per share and each holder of Class B Common shall be entitled to twenty-five (25) votes per share.

5. Conversion.

(a) Optional Conversion. Each holder of record of Class B Common may, at the sole discretion and option of such holder, convert any whole number or all of such holder’s shares of Class B Common into fully paid and nonassessable shares of Class A Common at the rate of one (1) share of Class A Common for each share of Class B Common surrendered for conversion; provided, however, that such conversion shall not be effective unless and until any consents or approvals required under applicable securities laws shall have been obtained.

(b) Mechanics of Conversion. To exercise the optional conversion privilege set forth herein, a holder of shares of Class B Common shall surrender the shares to be converted, accompanied by instruments of transfer satisfactory to the Corporation and sufficient to transfer the Class B Common being converted to the Corporation free of any adverse interest, at the principal offices of the Corporation or any of the offices or agencies maintained for such purpose by the Corporation (“Conversion Agent”) and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation at such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the name or names, together with the address or addresses, in which the certificate or certificates for Class A Common which shall be issuable upon such conversion shall be issued. As promptly as practicable after the surrender of such shares of Class B Common as aforesaid, the Corporation shall issue and deliver at such Conversion Agent to such holder, or on the holder’s written order, a certificate or certificates for the number of full shares of Class A Common issuable upon the conversion of such shares in accordance with the provisions hereof. Certificates will be issued for the balance of the shares of Class B Common in any case in which fewer than all of the shares of Class B Common represented by a certificate are converted.

(c) Reservation of Shares. The Corporation shall at all times reserve and keep available out of the authorized and unissued shares of Class A Common, solely for the purposes of effecting the conversion of the outstanding Class B Common, such number of shares of Class A Common as shall from time to time be sufficient to effect conversion of all outstanding Class B Common.

ARTICLE VI

The powers, preferences and relative, optional and other special rights of the shares of Preferred Stock, and the qualifications, limitations or restrictions thereof, are as follows:

1. Designation of Series; Rank. With respect to the payment of dividends (a) the Series E Preferred, the Series D Preferred, the Series C Preferred and the Series B Preferred shall each rank equally, (b) the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall rank senior to the Series A Preferred and the Common Stock, and (c) the Series A Preferred shall rank senior to the Common Stock of the Corporation. With respect to the distribution of assets upon liquidation, dissolution or winding up, (a) the Series E Preferred shall rank senior to the Series D Preferred, the Series C Preferred, the Series B Preferred, the Series A Preferred and the Common Stock, (b) the Series D Preferred, the Series C Preferred and the Series B Preferred shall each rank equally, (c) the Series B Preferred, Series C Preferred and the Series D Preferred shall rank senior to the Series A Preferred and the Common Stock, and (d) the Series A Preferred shall rank senior to the Common Stock of the Corporation. Subject to compliance with the applicable provisions hereof (including Section 7 of this Article), the Corporation may authorize and issue additional series or classes of Preferred Stock which may rank senior to, junior to, or on parity with the Series A Preferred, Series B Preferred, Series C Preferred, the Series D Preferred and/or the Series E Preferred with respect to the payment of dividends, the distribution of assets upon liquidation, dissolution or winding up, redemption rights, and the other rights, preferences and privileges of such preferred stock.

2. Dividends and Distributions.

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock now existing or hereafter designated ranking senior to the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and the Series E Preferred with respect to dividends, including the rights set forth in Section 7 hereof and in addition to the rights set forth in Section 5(d)(viii) hereof, (i) the holders of shares of Series A Preferred, in preference to the holders of Common Stock and any series of Preferred Stock now existing or hereafter designated which expressly provides by its terms that it is junior to the Series A Preferred in dividend rights, shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, an annual cash dividend in the amount of $0.50 per share, and (ii) the holders of shares of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, in preference to the holders of Series A Preferred, Common Stock and any series of Preferred Stock now existing or hereinafter designated which expressly provides by its terms that it is junior to the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred in dividend rights, shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, an annual cash dividend in the amount per share of 8% of the amount of $8.40 in the case of the Series B Preferred, 8% of the amount of $8.50 in the case of the Series C Preferred, 8% of the amount of $25.00 in the case of the Series D Preferred and 8% of the amount of $9.00 in the case of Series E Preferred. No cash dividends shall be paid in any year on any of the Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred unless a proportionate dividend be paid on each such other Series (based on the respective preferential dividend of each Series), and vice versa. Such Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred dividends shall not be cumulative, and no right shall accrue to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred by reason of the fact that dividends on such shares are not declared in any year. Each holder of a share of Preferred Stock shall be entitled to receive either (i) the dividends provided in this Section 2(a) or (ii) if greater, the dividends such holder of Preferred Stock would have received if such holder had converted such holder’s share of Preferred Stock into Class A Common pursuant to Section 5 hereof.

(b) Notwithstanding Section 2(a) hereof, the Corporation may at any time, out of funds legally available therefor, repurchase shares of Common Stock of the Corporation (i) issued to or held by employees, directors or consultants of the Corporation or its subsidiaries upon termination of their employment of services, pursuant to an agreement under which such shares were acquired providing for such right of repurchase, (ii) issued to or held by any person subject to the Corporation’s right of first refusal to purchase such shares where the purchase is pursuant to the exercise of such right of first refusal, or (iii) held by Jeffrey M. Cohen (“Mr. Cohen”) or Jeffrey M. Cohen and Associates, Inc. (“JMCA”) and repurchased by the Corporation pursuant to (x) the Director Retention and Compensation Agreement, by and between the Corporation and Mr. Cohen or (y) pursuant to the Conditional Agreement for Purchase and Sale of Common Stock, Class B of PRN Corporation, by and among the Corporation, Mr. Cohen and JMCA (the “Conditional Purchase Agreement”), each dated August 3, 2001 (such shares of Common Stock referred to herein as the

“Repurchased Cohen Stock”) in each case whether or not dividends on the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall have been declared and paid or funds set aside therefor, provided, however, that each such repurchase (except for repurchases of all or a portion of the Repurchased Cohen Stock) is approved by a majority of the members of the Board which are not interested in such repurchase.

3. Voting Rights. Except as otherwise required by law, each series of Preferred Stock issued and outstanding shall at any time have a number of votes equal to the number of shares of Class A Common into which such series of Preferred Stock is then convertible pursuant to Section 5 hereof. Subject to the foregoing, the holders of Preferred Stock shall be entitled to vote with the holders of Common Stock on all matters submitted to a vote of stockholders (whether at a meeting or by written consent); provided that, subject to Section 1 hereof, the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall each be entitled to vote as a separate series (the affirmative vote or consent of the holders of at least a majority of the outstanding shares of such separate series being required) or as part of a class (together with other series of Preferred Stock) on any matter with respect to which a series vote by the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred or a class vote of the Preferred Stock, as the case may be, shall be expressly required by law, and any such class or series vote may be given in person or by proxy, either in writing without a meeting or by vote at any meeting called for such purpose.

4. Liquidation. Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock now existing or hereafter designated ranking senior to the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred with respect to liquidation preference, in the event of any voluntary or involuntary dissolution, insolvency, liquidation or winding up of the Corporation (for the purposes of this Section 4, a “Liquidation”): (x) before any distribution of assets shall be made to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Common Stock or holders of any stock now existing or hereafter designated that by its express terms ranks junior to the Series E Preferred in respect of distributions upon a Liquidation, the holder of each share of Series E Preferred then outstanding shall be entitled to be paid an amount (the “Series E Liquidation Price”) equal to the greater of (i) the amount of $19.80, plus an additional fifteen percent (15%) per annum, compounded annually, for each year commencing August 14, 2004 and ending on the day immediately prior to the date of the Liquidation, and prorated for any partial year based on the number of days elapsed in such year commencing August 14, 2004 and ending on the day immediately prior to the date of the Liquidation, over a year of 365 days, payable in the form of cash and (ii) the amount such holder of Series E Preferred would have received if prior to a Liquidation such holder had converted such holder’s shares of Series E Preferred into Class A Common pursuant to Section 5 hereof, (y) after completion of the distribution provided for in clause (x) and before any distribution of assets shall be made to the holders of Series A Preferred, Common Stock or the holders of any other stock now existing or hereafter designated that by its express terms ranks junior to the Series B Preferred, Series C Preferred or Series D Preferred in respect of distributions upon a Liquidation, (1) the holder of each share of Series D Preferred then outstanding shall be entitled to be paid an amount (the “Series D Liquidation Price”) equal to the greater of (i) the amount of $25.00, plus an additional eight percent (8%) compounded annually for each full year commencing subsequent to the date on which the first share of Series D Preferred was issued (the “Series D Original Issue Date”) and ending on the day immediately prior to the date of the Liquidation, and a prorated portion of eight percent (8%) for any partial year commencing subsequent to the Series D Original Issue Date and ending on the day immediately prior to the date of the liquidation, and (ii) the amount such holder of Series D Preferred would have received if prior to a liquidation such holder had converted such holder’s share of Series D Preferred into Class A Common pursuant to Section 5 hereof, (2) the holder of each share of Series C Preferred then outstanding shall be entitled to be paid an amount (the “Series C Liquidation Price”) equal to the greater of (i) the amount of $8.50, plus an additional eight percent (8%) compounded annually for each full year commencing subsequent to the date on which the first share of Series C Preferred was issued (the “Series C Original Issue Date”) and ending on the day immediately prior to the date of the Liquidation, and a prorated portion of eight percent (8%) for any partial year commencing subsequent to the Series C Original Issue Date and ending on the day immediately prior to the date of the Liquidation, and (ii) the amount such holders of Series C Preferred would have received if prior to a Liquidation such holder had converted such holder’s shares of Series C Preferred into Class A Common pursuant to Section 5 hereof, and (3) the holder of each share of Series B Preferred then outstanding shall be entitled to be paid an amount (the “Series B Liquidation Price”) equal to the greater of (i) the amount of $8.40, plus an additional eight percent (8%) compounded annually for each full year commencing subsequent to the date on which the first share of Series B Preferred was first issued (the “Series B Original Issue Date”) and ending on the day immediately prior to the date of the Liquidation, and a prorated portion of eight percent (8%) for any partial year commencing subsequent to the Series B Original Issue Date and ending on the day immediately prior to the date of the Liquidation, and (ii) the amount such holders of Series B Preferred would have received if prior to a Liquidation such holder had converted such holder’s shares of Series B Preferred into Class A Common pursuant to Section 5 hereof; and (z) after completion of the distribution provided for in clauses (x) and (y) and before any distribution of assets shall be made to the holders of the Common Stock or the holders of any other stock now existing or hereafter designated that by its express terms ranks junior to the Series A Preferred in respect of distributions upon a Liquidation, the holder of each share of Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount (the “Series A Liquidation Price”) in cash equal to $8.40 per share plus all dividends declared and unpaid on such share to the date fixed for the distribution of assets of the Corporation in liquidation to the holders of Series A Preferred.

If upon a Liquidation, the aggregate assets available for distribution to the holders of a particular series of the Corporation’s capital stock upon Liquidation (or two or more series ranking equally in preference upon Liquidation) and which shall then be outstanding (hereinafter in this paragraph called the “Amount Available”) shall be insufficient to pay such holders the full amounts to which they shall be entitled by reason of such Liquidation, then there shall be paid to the holder of each share of such series of Preferred Stock in connection with such Liquidation an amount equal to the product derived by multiplying the Amount Available times a fraction, the numerator of which shall be the number of shares of such series of Preferred Stock then held by the holder multiplied by the amount per share otherwise payable to holders of such respective series of capital stock upon Liquidation, and the denominator of which shall be the sum of the product(s) of the total number of shares of each series of Preferred Stock outstanding which rank equally in preference upon Liquidation by the amount per share for each such series of Preferred Stock payable to holders of such series of Preferred Stock upon Liquidation.

With respect to the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred but not with respect to the Series A Preferred, whether in a single transaction or a series of related transactions, the voluntary sale, conveyance, lease, exchange or transfer of all or substantially all the property or assets of the Corporation, or the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into the Corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall be deemed to be a Liquidation of the Corporation for the purposes of this Section 4 unless either (i) those that are the stockholders of the Corporation immediately before such transaction or series of transactions, own, immediately after the consummation of all transactions with respect to the sale of assets, purchase or redemption of shares, merger or consolidation, at least 60% of the voting equity securities, on a fully diluted basis, of the successor or surviving entity or (ii) (A) those that are the stockholders of the Corporation immediately before such transaction or series of transactions, own, immediately after the consummation of all transactions with respect to the sale of assets, purchase or redemption of shares, merger or consolidation, at least 50% of the voting equity securities, on a fully diluted basis, of the successor or surviving entity and (B) those that are members of the Board of Directors of the Corporation immediately before such transaction or series of transactions (including those that are approved by a majority of those that the members of the Board of Directors of the Corporation immediately before such transaction or series of transactions, but not including those that are appointed solely in connection of such transaction or series of transactions), constitute, immediately after the consummation of all transactions with respect to the sale of assets, purchase or redemption of shares, merger or consolidation, a majority of the members of the board of directors (or similar body) of the successor or surviving entity, provided, however, that, with respect to each series of Preferred Stock, a Liquidation shall not in any event include the Corporation’s sale of its Common Stock in a Qualified Public Offering as defined for such series in Section 5(b) hereof.

The holder of any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall not be entitled to receive any payment owed for such shares under this Section 4 until such holder shall cause to be delivered to the Corporation (i) the certificate(s) representing such shares and (ii) transfer instrument(s) satisfactory to the Corporation and sufficient to surrender such shares to the Corporation free of any adverse interest.

After payment of the full amount of the liquidating distribution to which any holder of Preferred Stock is entitled pursuant to this Section 4, the holder of such share or shares will not be entitled to any further participation in any distribution of assets by the Corporation.

5.	Conversion Rights.

(a) Optional Conversion into Class A Common. The holder of any share of Preferred Stock shall have the right, at such holder’s option, at any time to convert such share into that number of whole shares of fully paid and non-assessable whole shares of Class A Common obtained by dividing $8.40 by the Series A Conversion Price, $8.40 by the Series B Conversion Price, $8.50 by the Series C Conversion Price, $25.00 by the Series D Conversion Price and $9.00 by the Series E Conversion Price, as applicable, then in effect. The conversion prices of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be, as of the date on which the first share of Series E Preferred was issued (the “Series E Original Issue Date”), $8.40 per share of Class A Common Stock in the case of Series A Preferred (“Series A Conversion Price”), $7.78 per share of Class A Common Stock in the case of Series B Preferred (“Series B Conversion Price”), $8.35 per share of Class A Common Stock in the case of Series C Preferred (“Series C Conversion Price”), $25.00 per share of Class A Common Stock in the case of Series D Preferred (“Series D Conversion Price”) and $9.00 per share of Class A Common Stock in the case of Series E Preferred (the “Series E Conversion Price”), subject to adjustment as set forth below. In the event of any optional conversion, any declared and unpaid dividends shall be paid upon the effective date of conversion in cash or other consideration so declared.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically convert into shares of fully paid and non-assessable Class A Common at the Conversion Price (as hereinafter defined) at the time in effect for such share of Preferred Stock, without any further action required on the part of the holder thereof, immediately prior to the closing of the Corporation’s initial underwritten public offering pursuant to a Registration Statement filed with and declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) (a “Qualified Public Offering”), and having aggregate gross proceeds to the

Corporation (after discounts and commissions) of (i) in the case of the Series A Preferred, not less than $7,500,000, (ii) in the case of the Series B Preferred and Series C Preferred, not less than $20,000,000 with a price per share of not less than $12.60, (iii) in the case of the Series D Preferred not less than $40,000,000, with a price per share of not less than $37.50 and (iv) in the case of the Series E Preferred not less than $85,000,000, with a price per share of not less than $14.25 per share (as adjusted in each case for stock dividends, stock splits and the like); provided, however, that notwithstanding the foregoing a portion of the Series E Preferred, in lieu of such automatic conversion, shall be automatically redeemed pursuant to subsections 6.1(a)(ii), (c)(ii) and (e)(ii) hereof upon the consummation of a Qualified Public Offering in the case of the Series E Preferred. In the event of any automatic conversion, any declared and unpaid dividends shall be paid upon the effective date of conversion in cash or other consideration so declared.

(c) Procedure for Conversion. To exercise the conversion privilege set forth in Section 5(a) hereof, the holder of shares of Preferred Stock shall surrender the shares to be converted, accompanied by instruments of transfer reasonably satisfactory to the Corporation and sufficient to transfer the shares being converted to the Corporation free of any adverse interest, to the Corporation at the Conversion Agent and shall give written notice (by registered or certified mail, overnight courier or hand delivery) to the Corporation at such Conversion Agent that the holder elects to convert such shares. Such notice shall state whether and to what extent the shares so surrendered for conversion shall be converted into shares of Class A Common, and shall also state the name or names, together with address or addresses, in which the certificate or certificates for Class A Common issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Preferred Stock as aforesaid, the Corporation shall issue and deliver at such Conversion Agent to such holder, or on his written order, a certificate or certificates for the number of full shares of Class A Common issuable upon the conversion of such shares in accordance with the provisions hereof. Certificates will be issued for the balance of the shares of Preferred Stock in any case in which fewer than all of the shares of Preferred Stock are converted.

Each conversion pursuant to Section 5(a) hereof shall be deemed to have been effected immediately prior to the close of business on the date on which the shares of Preferred Stock shall have been so surrendered and such notice shall have been received by the Corporation as aforesaid. Each conversion pursuant to Section 5(b) hereof shall be deemed to have been effected, automatically and with no further required action on the part of the holder of the shares as converted, immediately prior to (but contingent upon) the closing of the sale of shares pursuant to a Qualified Public Offering. In each such case, the person or persons in whose name or names any certificate or certificates for shares of Class A Common shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the Class A Common represented thereby at the effective date of such conversion, unless the stock transfer books of the Corporation shall be closed on such date, in which event such conversion shall be deemed to have been effected immediately prior to the open of business on the next succeeding day on which such stock transfer books are open, and such person or persons shall be deemed to have become such holder or holders of record of the Class A Common at the open of business on such later day. In each such case, the conversion shall be at the Conversion Price, as applicable, in effect on the effective date of the conversion as determined above. Effective as of any such conversion, the Corporation shall be excused from paying any dividends on the shares converted, except for any dividends declared and unpaid through the day of conversion, which dividends shall be paid upon conversion.

No fractional interest in a share of Class A Common shall be deliverable upon the conversion of any share or shares of Preferred Stock, and the number of shares of Class A Common issuable upon any such conversion shall be rounded down to the nearest whole share. In lieu of fractional shares to which such holder would otherwise be entitled, such holder shall be paid cash in an amount equal to that same fraction of the amount of $8.40 per whole share in the case of the Series A Preferred and Series B Preferred, $8.50 per whole share in the case of the Series C Preferred, $25.00 per whole share in the case of Series D Preferred and $9.00 per whole share in the case of Series E Preferred (adjusted in each case for stock splits, dividends, combinations and the like). If more than one certificate representing shares of Preferred Stock is to be converted at one time by the same holder into Class A Common, the number of full shares of Class A Common issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock represented by such certificates, or the specified portions thereof to be converted.

(d) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time in respect of any of the following events occurring on or after the Series E Original Issue Date, as follows:

(i) Special Definitions. For purposes of this subsection 5(d), the following definitions shall apply:

(1) “Conversion Price” shall mean the Series A Conversion Price, the Series B Preferred Conversion Price, the Series C Preferred Conversion Price, the Series D Conversion Price and the Series E Conversion Price, individually or collectively, as applicable.

(2) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock or Convertible Securities issued (or, pursuant to Section 5(d)(iii), deemed to be issued) by the Corporation after the Series E Original Issue Date, other than shares of Common Stock issued or issuable (or, pursuant to Section 5(d)(iii), deemed to be issued):

(A) upon conversion of shares of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred (provided that this clause (A) shall not in any way negate clause (1)(B) of subsection 5(d)(iii) hereof);

(B) upon exercise or conversion of any of the warrants, options and other rights to purchase or convert into Common Stock or Convertible Securities outstanding as of the Series E Original Issue Date (provided that this clause (B) shall not in any way negate clause (1)(B) of subsection 5(d)(iii) hereof);

(C) to officers, directors, employees of and advisors and consultants to, the Corporation pursuant to any of the Corporation’s stock plans, stock option plans or any other such arrangements approved by the Corporation’s disinterested Board of Directors; provided, that the exercise price of each option granted under this clause (C) shall be at or higher than the then current fair market value of the underlying security as determined by the Corporation’s Board of Directors and further provided that any such fair market value determined by the Corporation’s Board of Directors to be less than the Conversion Price shall be determined in good faith;

(D) to stockholders (other than affiliates of the Corporation) of another company pursuant to an acquisition of such company by the Corporation by way of such company’s sale of its assets to the Corporation, merger with the Corporation or other reorganization in one or a series of transactions unless the stockholders of the Corporation receive in, or own immediately after the consummation of all transactions with respect to such sale of assets, merger or consolidation, less than 60% of the voting equity securities, on a fully-diluted basis, of the successor or surviving entity;

(E) in connection with bank or equipment lease financings by the Corporation that are approved by the Board of Directors of the Corporation;

(F) to one or more business entities if (x) the Corporation’s Board of Directors determines in its reasonable discretion that such transaction with one or more business entities provides strategic benefits (rather than financial benefits) to the Corporation not available through the sale of such securities to holders of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred and (y) Mr. Cohen or any of his affiliates does not acquire such securities in such a transaction;

(G) upon exercise of any warrants to purchase Common Stock issued in connection with the sale of Series E Preferred;

(H) to any person or entity, if an adjustment will be made pursuant to paragraph (vi), (vii), (viii), (ix), (x) or (xii) below of this subsection 5(d) as a result of such issuance and if a duplicate adjustment would otherwise result under paragraph (iv) below of this subsection 5(d); and

(I) Upon exercise of warrants to purchase up to an aggregate of 1,400,000 shares of Common Stock issued to holders of Series E Preferred Stock in May 2004 and warrants to purchase up to 282,322 shares of Common Stock issued to holders of Series D Preferred Stock in May 2004.

(ii) No Adjustment of Conversion Price. Notwithstanding anything to the contrary, no adjustment in the number of shares of Common Stock into which the Preferred Stock is convertible shall be made, by adjustment in the Conversion Price of the applicable series of Preferred Stock in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Share.

(iii) Deemed Issuances of Additional Shares of Common Stock.

(1) Options and Convertible Securities. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in the case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued with respect to an adjustment of the Conversion Price unless the consideration per share (determined pursuant to subsection 5(d)(v) hereof) of such

Additional Shares of Common Stock would be less than the Conversion Price in effect on the date of and immediately prior to such issue or such record date, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or decrease or increase in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease in consideration or increase or decrease in the number of shares issuable becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed (if so computed) upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a) in the case of Convertible Securities or Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

(b) in the case of Options for Convertible Securities, the only Additional Shares of Common Stock deemed to have been issued were the Convertible Securities, if any, that were actually issued upon the exercise of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of such exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to subsection 5(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

(D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price as it existed on the original adjustment date, or (ii) the Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(E) in the case of any Options which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such Options issued on the same date, whereupon such adjustment shall be made in the same manner provided in clause (C) above; and

(F) if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 5(d)(iii) as of the actual date of their issuance.

(2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Corporation at any time or from time to time after the Series E Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock, or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

(A) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

(B) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this subsection 5(d)(iii) as of the time of actual payment of such dividend.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to subsection 5(d)(iii), but excluding Additional Shares of Common Stock issued pursuant to subsection 5(d)(iii)(2), which event is dealt with in subsection 5(d)(vi) or (vii) hereof), without consideration or for a consideration per share less than the Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue, plus (2) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price, and (y) the denominator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue plus (2) the number of such Additional Shares of Common Stock so issued, provided that for the purposes of this subsection (iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed issued pursuant to subsection (iii) above, such Additional Shares of Common Stock shall be deemed to be outstanding, and provided further that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

Notwithstanding any other provision to the contrary herein, the Conversion Price of the Series A Preferred shall not be subject to adjustment under the terms of this subsection 5(d)(iv).

(v) Determination of Consideration. For purposes of this subsection 5(d), the consideration received by the Corporation for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property. Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Corporation.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to subsection 5(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Dividends and Distributions in Common Stock. In case the Corporation shall make or fix a record date for the payment of a dividend or other distribution on any class of capital stock of the Corporation in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall he the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(vii) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall each be subdivided into a greater number of shares of Common Stock (other than any such subdivision which is effected pursuant to a dividend or distribution for which adjustment to the Conversion Price is made under paragraph (vi) above), the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(viii) Distributions other than Distributions in Common Stock. In case the Corporation shall declare a cash dividend upon its Common Stock or shall distribute to holders of its Common Stock shares of its capital stock, stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (in any such case other than distributions in Common Stock for which provision is made in Section 5(d)(vi)), then, in each such case, the holders of shares of Preferred Stock shall, concurrently with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Class A Common into which such shares of Preferred Stock shall then be convertible.

(ix) Reclassifications. In case of any capital reorganization or reclassification of the stock of the Corporation (other than any transaction described in paragraph (vi), (vii), or (viii) hereof), or, subject to Section 4, the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of the Preferred Stock shall, after such reorganization, reclassification, consolidation or merger, be convertible into the kind and the highest number of shares of stock or other securities or property of the Corporation or otherwise to which the holder thereof would have been entitled if immediately prior to such reorganization, reclassification, consolidation, or merger the holder had converted the holder’s shares of the Preferred Stock into Class A Common. In any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock to the end that the provisions set forth herein (including provisions for adjustment of the conversion rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other assets thereafter deliverable on conversion of the Preferred Stock.

(x) Tax Adjustments. The Corporation may in its sole discretion make such reductions in the Conversion Price, in addition to those required by paragraphs (vi), (vii), (viii) and (ix) above, as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipient.

(xi) Reservation of Shares. The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Class A Common, for the purpose of issuance upon conversion of the Preferred Stock, the maximum number of shares of Class A Common then deliverable upon the conversion of all shares of Preferred Stock then outstanding or issuable pursuant to outstanding securities exercisable for or convertible into Preferred Stock. All Class A Common issued upon conversion of the Preferred Stock shall be newly issued and, when issued, shall be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any liens or encumbrances.

(xii) Other Dilutive Events. In case any event shall occur as to which the provisions of Section 5 are not strictly applicable but the failure to make any adjustment would not fairly protect the conversion rights pertaining to the Preferred Stock in accordance with the essential intent and principles of such section, then, in each such case, the Corporation shall appoint a firm of independent certified public accountants of recognized national standing (which may also be the regular auditors of the Corporation), which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 5, necessary to preserve, without dilution, the conversion rights pertaining to the Preferred Stock. Upon receipt of such opinion, the Corporation will promptly mail a copy thereof to each holder of Preferred Stock and shall make the adjustments described therein.

(xiii) No Dilution or Impairment. The Corporation will not, by amendment of its certificate of incorporation or otherwise, avoid or seek to avoid the observance or performance of any of the terms of the Preferred Stock but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) will not permit the par value of any shares of stock receivable upon the conversion of Preferred Stock to exceed the aggregate amount payable for such shares (including amounts paid upon the issuance of such Preferred Stock plus amounts payable, if any, upon such conversion), (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of the Preferred Stock from time to time outstanding, and (c) will not take any such action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock (or other securities) issuable after the action upon the conversion of all shares of Preferred Stock would exceed the total number of shares of Common Stock (or other securities) then authorized by the Corporation’s certificate of incorporation and available for the purpose of issue upon such exercise; provided, that in such event the Corporation shall promptly take all such action as shall be necessary to increase the authorized number of shares of Common Stock (or other securities) to the extent necessary to permit such adjustment and thereafter will promptly effect such adjustment.

(xiv) Accountants’ Report as to Adjustments. In each case of any adjustment or readjustment in the shares of Common Stock (or other securities) issuable upon the conversion of the Preferred Stock, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and cause independent certified public accountants of recognized national standing (which may also be the regular auditors of the Corporation) selected by the Corporation to verify such computation (other than any computation of the fair value of property as determined in good faith by the Board of Directors of the Corporation) and prepare a report setting forth such adjustment or readjustment and showing in reasonable detail the method of calculation thereof and the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or to be received by the Corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the Conversion Price in effect immediately prior to such issue or sale and as adjusted and readjusted on account thereof. The Corporation will forthwith mail a copy of each such report to each holder of Preferred Stock and will, upon the written request at any time of any holder of Preferred Stock, furnish to such holder a like report setting forth the Conversion Price at the time in effect and showing in reasonable detail how it was calculated. The Corporation will also keep copies of all such reports at its principal office and will cause the same to be available for inspection at such office during normal business hours by any holder of Preferred Stock.

(xv) Notices of Corporate Action. In the event of:

(a) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

(b) any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation or any consolidation or merger involving the Corporation and any other person or any transfer of all or substantially all the assets of the Corporation to any other person, or

(c) any voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

the Corporation will mail to each holder of Preferred Stock a notice specifying (i) the date or expected date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right, and (ii) the date or expected date on which such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up is to take place and the time, if any such time is to be fixed, as of which the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for the securities or other property deliverable upon such reorganization, reclassification, recapitalization, consolidation, merger, transfer, dissolution, liquidation or winding-up. Such notice shall be mailed at least 15 days prior to the date therein specified.

6. Redemption.

6.1 Mandatory Redemption of Series E. The holders of Series E Preferred shall have redemption rights as follows:

(a) Redemption. The redemption rights of the Series E Preferred shall be senior to and have priority over the redemption rights of the Series B Preferred, the Series C Preferred and the Series D Preferred specified in Section 6.2.

(i) Requested. Upon the written request of the holders of not less than twenty five percent (25%) of the then outstanding shares of Series E Preferred (given at any time, including prior to March 31, 2006), at any time after March 31, 2006 but prior to March 31, 2008, the Corporation shall, on such date fixed by the Corporation (which date shall be no later than one hundred eighty (180) days of receipt of such request) redeem all of the issued, outstanding and unconverted shares of Series E Preferred that holders of Series E Preferred have elected to redeem pursuant to Section 6.1(e)(i) from any funds legally available therefor (a “Requested Redemption”).

(ii) Automatic. Notwithstanding anything to the contrary in Section 6.1(a)(i), if a Qualified Public Offering in the case of the Series E Preferred occurs on or prior to March 31, 2006, the Corporation shall redeem, at the consummation of the Qualified Public Offering and in lieu of the conversion of such shares pursuant to Section 5(b) hereof, an aggregate of

2,361,280 shares of Series E Preferred Stock (adjusted for any stock split, dividend, combination, recapitalization or similar event with respect to such shares after the effective date of the filing of this Certificate of Incorporation) on a pro rata basis among all holders of Series E Preferred Stock based on such holder’s ownership of the then outstanding shares of Series E Preferred Stock as described in Section 6.1(e)(ii) below (the “Automatic Redemption”).

(b) Redemption Price. The redemption price for each share of Series E Preferred repurchased pursuant to a Requested Redemption shall be equal to the Series E Liquidation Price, determined as of the date of the particular written request made under Section 6.1 (each a “Request Date”) (adjusted for any stock split, dividend, combination, recapitalization or similar event with respect to such shares after the Series E Original Issue Date). The redemption price for each share of Series E Preferred repurchased pursuant to the Automatic Redemption shall be equal to the greater of (i) $18.90 (adjusted for any stock split, dividend, combination, recapitalization or similar event with respect to such shares after the effective date of the filing of this Certificate of Incorporation), plus an additional fifteen percent (15%) per annum, compounded annually, for each year commencing August 14, 2004 and ending on the day immediately prior to the date of the redemption, and prorated for any partial year based on the number of days elapsed in such year commencing August 14, 2004 and ending on the day immediately prior to the date of the redemption over a year of 365 days and (ii) the price per share at which the Corporation sells its common stock in a Qualified Public Offering.

(c) Pro Rata Basis.

(i) Requested Redemption. In the event insufficient funds are available to redeem shares of Series E Preferred entitled to be redeemed pursuant to a Requested Redemption because of limitations imposed by law, the Corporation shall effect such redemption pro rata (in accordance with the number of shares elected to be redeemed) among the holders of shares of Series E Preferred who have elected to redeem shares of Series E Preferred pursuant to Section 6.1(e)(i) as soon as sufficient funds are legally available for such redemption, in one or more installments to be effected as soon as the Corporation is legally entitled to effect each such installment. Each such installment shall bear interest at the rate of 10%, compounded annually from the applicable Request Date until paid under this Section 6.1. In such event, the shares of Series E Preferred which have not been redeemed shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of the Series E Preferred until such shares have been redeemed and the redemption price has been paid or set aside with respect thereto. In each such installment, the amount paid in redemption shall be the maximum amount of funds legally available and at each such installment the Corporation shall pay all accrued and unpaid interest and redeem Series E Preferred from the holders of Series E Preferred who have elected to redeem shares of Series E Preferred pursuant to Section 6.1(e)(i).

(ii) Automatic Redemption. The Corporation shall effect the Automatic Redemption pro rata among all holders of shares of Series E Preferred Stock, such that the Corporation shall redeem the number of shares of Series E Preferred Stock from each holder equal to the product obtained by multiplying (x) the quotient obtained by dividing (A) the shares of Series E Preferred Stock held by such holder by (B) the total number of outstanding shares of Series E Preferred Stock immediately prior to the Automatic Redemption, by (y) 2,361,280 (adjusted for any stock split, dividend, combination, recapitalization or similar event with respect to such shares after the effective date of the filing of this Certificate of Incorporation), rounded down to the nearest whole number.

(d) Redemption Notice. With respect to any Requested Redemption, at least thirty (30) days but no more than sixty (60) days prior to the date(s) fixed for redemption pursuant to a Requested Redemption (each, a “Redemption Date”), written notice (the “Redemption Notice”) shall be mailed by certified mail, postage prepaid, by the Corporation to each holder of record of Series E Preferred at its address shown on the records of the Corporation. The Redemption Notice shall contain the following information:

(i) The number of shares of Series E Preferred held by the holder and the total number of shares of Series E Preferred;

(ii) The Redemption Date and the Redemption Price; and

(iii) That to receive the funds payable to such holder upon the redemption event, such holder must surrender to the Corporation at the place designated in such notice the holder’s certificate or certificates representing the shares of the Series E Preferred.

(e) Payment and Surrender of Certificates.

(i) Requested Redemption. Each holder of shares of Series E Preferred who elects to redeem all or a portion of such holder’s Series E Preferred pursuant to a Requested Redemption shall surrender the certificate or certificates representing such shares along with a notice specifying such holder’s election to redeem all or a specified portion of such holder’s Series E Preferred (a “Participation Notice”) to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares as set forth in Section 6.1(b) shall be paid to the order of the person whose name appears on such certificate or certificates and each such surrendered certificate shall be canceled and retired.

(ii) Automatic Redemption. Upon an Automatic Redemption, each holder of shares of Series E Preferred Stock shall surrender the certificate or certificates representing the shares of Series E Preferred Stock held by such holder to the Corporation at the Corporation’s then current headquarters, Attention: Chief Financial Officer, and thereupon the applicable Redemption Price for such shares as set forth in Section 6.1(b) shall forthwith be paid to the order of the person whose name appears on such certificate or certificates and each such surrendered certificate shall be canceled and retired.

(f) No Rights as Shareholder Following Redemption. If any shares of Series E Preferred are not redeemed solely because a holder fails to surrender the certificate or certificates representing such shares pursuant to Section 6.1(e) hereof, then, from and after the applicable Redemption Date, the holder of such shares of Series E Preferred thereupon subject to redemption shall cease to have any rights of a holder of Series E Preferred with respect to the shares to be redeemed, except solely for the right to receive the Redemption Price upon surrender of the certificate or certificates representing the shares.

6.2 Mandatory Redemption of Series B Preferred, Series C Preferred and Series D Preferred. The holders of Series B Preferred, Series C Preferred and Series D Preferred shall have redemption rights as follows:

(a) Subject to the rights of the Series E Preferred specified in Section 6.1, upon the written request of holders of no less than twenty five percent (25%) of the then outstanding Series B Preferred, the Series C Preferred or the Series D Preferred (x) at any time after March 31, 2006 and prior to March 31, 2008, and (y) so long as less than twenty five percent (25%) of the Series E Preferred issued and outstanding on the Series E Preferred Original Issue Date remain outstanding, the Corporation shall, within one hundred (180) days after receiving such request, redeem the shares of the Series B Preferred, the Series C Preferred and the Series D Preferred then outstanding and specified in such request, in whole or ratably among the holders of Series B Preferred, Series C Preferred and Series D Preferred so requesting such redemption, from any source of funds legally available therefor; provided, that, upon receipt of a Redemption Notice (as defined in Section 6.2(d) below), a holder of Series B Preferred, Series C Preferred or Series D Preferred may elect to have the Corporation redeem on the Redemption Date (as defined in Section 6.2(d) below) specified in such Redemption Notice, subject to the limitations set forth above, shares of Series B Preferred, Series C Preferred or Series D Preferred held by such holder by providing written notice specifying the number of shares requested to be redeemed to the Corporation at least fifteen (15) days prior to such Redemption Date.

(b) Redemption Price. The redemption price for each share of Series B Preferred, Series C Preferred and Series D Preferred redeemed pursuant to this Section 6.2 shall be the Series B Liquidation Price, the Series C Liquidation Price and the Series D Liquidation Price, respectively.

(c) Pro Rata Basis. In the event insufficient funds are available to redeem all shares of Series B Preferred, Series C Preferred and Series D Preferred entitled to be redeemed pursuant to Section 6.2(a) because of limitations imposed by law or any of the Corporation’s debt agreements with third parties, the Corporation shall effect such redemption pro rata among the holders of shares of Series B Preferred, Series C Preferred and Series D Preferred as soon as sufficient funds are legally available for such redemption, in one or more installments to be effected as soon as the Corporation is legally entitled to effect each such installment In such event, the shares of Series B Preferred, Series C Preferred or Series D Preferred, as the case may be, which have not been redeemed, shall continue to be entitled to the dividend, conversion and other rights, preferences, privileges and restrictions of such series of Preferred until such shares have been redeemed and the redemption price has been paid or set aside with respect thereto. In each such installment, the amount paid in redemption shall be the maximum payment allowable under such debt agreements or the maximum amount of funds legally available, as applicable, and at each such installment the Corporation shall redeem Series B Preferred, Series C Preferred and Series D Preferred pro rata in proportion to the aggregate Series B Liquidation Price, Series C Liquidation Price and Series D Liquidation Price of the shares so requested for redemption, such that the consideration received by any such holder of Series B Preferred, Series C Preferred and Series D Preferred pursuant to the redemption shall be equal to the number obtained by multiplying (and rounding down to the next lowest whole number):

(i) the total amount of funds available for redemption of Series B Preferred, Series C Preferred and Series D Preferred; times

(ii) a fraction, the numerator of which shall be the sum of (A) the number of shares of Series B Preferred requested to be redeemed by such holder in accordance with Section 6.2(a) times the Series B Liquidation Price, plus (B) the number of shares of Series C Preferred requested to be redeemed by such holder in accordance with Section 6.2(a) times the Series C Liquidation Price and (C) the number of shares of Series D Preferred requested to be redeemed in accordance with Section 6.2(a) times the Series D Liquidation Price, and the denominator of which shall be the sum of (X) the total number of shares of Series B Preferred requested to be redeemed by all holders of Series B Preferred in accordance with Section 6.2(a) times the Series B Redemption Price, plus (Y) the total number of shares of Series C Preferred requested to be redeemed by all holders in accordance with Section 6.2(a) times the Series C Liquidation Price plus (Z) the total number of shares of Series D Preferred requested to be redeemed by all holders in accordance with Section 6.2(a) times the Series D Liquidation Price.

(d) Redemption Notice. At least thirty (30) days but no more than sixty (60) days prior to the date(s) fixed for redemption pursuant to Section 6.2(a) above (each, a “Redemption Date”), written notice (the “Redemption Notice”) shall be mailed by certified mail, postage prepaid, by the Corporation to each holder of record of Series B Preferred, Series C Preferred and Series D Preferred at its address shown on the records of the Corporation. The Redemption Notice shall contain the following information:

(i) The number of shares of Series B Preferred, Series C Preferred and Series D Preferred held by the holder which are eligible for redemption hereunder, the total number of shares of Series B Preferred, Series C Preferred and Series D Preferred held by all holders for which the Corporation has received notice requesting redemption on the Redemption Date in the case of a redemption and the total number of shares of Series B Preferred, Series C Preferred and Series D Preferred outstanding in the case of a redemption pursuant to Section 6.2(a);

(ii) The Redemption Date and the Redemption Price; and

(iii) That the holder must surrender to the Corporation at the place designated in such notice, the holder’s certificate or certificates representing the shares of the Series B Preferred, Series C Preferred and Series D Preferred to be redeemed.

(e) Payment and Surrender of Certificates. Each holder of shares of Series B Preferred, Series C Preferred or Series D Preferred to be redeemed shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the applicable Redemption Price for such shares as set forth in Section 6.2(b) shall be paid to the order of the person whose name appears on such certificate or certificates and each surrendered certificate shall he canceled and retired.

(f) No Rights as Shareholder Following Redemption. If any shares of Series B Preferred, Series C Preferred or Series D Preferred are not redeemed solely because a holder fails to surrender the certificate or certificates representing such shares pursuant to Section 6.2(e) hereof, then, from and after the Redemption Date, the holders of such shares of Series B Preferred, Series C Preferred or Series D Preferred thereupon subject to redemption shall cease to have any rights of a holder of Series B Preferred, Series C Preferred or Series D Preferred with respect to the shares to be redeemed, except solely for the right to receive the Redemption Price upon surrender of the certificate or certificates representing the shares.

(g) Series B, C and D Preferred Redemption Rights Subject to Rights of Series E Preferred. If any holders of the Corporation’s Series B Preferred, Series C Preferred or Series D Preferred request the redemption of shares of Series B Preferred, Series C Preferred or Series D Preferred pursuant to this Section 6.2, the Corporation shall give written notice thereof to each holder of Series E Preferred (a “Junior Redemption Notice”) and neither the Corporation nor any of its Subsidiaries shall redeem any such shares of Series B Preferred, Series C Preferred or Series D Preferred pursuant to this Section 6.2 unless and until either (i) all of the Series E Preferred have been redeemed under Section 6.1 hereof or (ii) holders of a majority of the outstanding shares of Series E Preferred (including, for so long as Shamrock holds at least the Shamrock Series E Threshold (as defined below), shares of Series E Preferred held by Shamrock) have consented in writing to the redemption by the Corporation of the shares specified in the Junior Redemption Notice to be redeemed under Section 6.2.

7. Protective Provisions.

(a) Series B Preferred. So long as any shares of Series B Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of holders of not less than sixty percent (60%) of such outstanding shares of Series B Preferred voting separately as a single class:

(i) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or by-laws if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series B Preferred in a manner different from the Series C Preferred; or

(ii) enter into any agreement that would, at the time the Corporation enters into such agreement, cause the Corporation to he in default of its obligations to the holders of the Series B Preferred hereunder.

(b) Series C Preferred. In addition to other rights provided by law, so long as any shares of Series C Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of holders of not less than seventy percent (70%) of such outstanding shares of Series C Preferred voting separately as a single class:

(i) amend or repeal any provision of, or add any provision to, the Corporation’s certificate of incorporation or by-laws if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series C Preferred in a manner different from the Series B Preferred; or

(ii) enter into any agreement that would, at the time the Corporation enters into such agreement, cause the Corporation to be in default of its obligations to the holders of the Series C Preferred hereunder.

(c) Series D Preferred. In addition to other rights provided by law, so long as any shares of Series D Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of holders of not less than fifty percent (50%) of such outstanding shares of Series D Preferred voting separately as a single class:

(i) amend or repeal any provision of, or add any provisions to, the Corporation’s certificate of incorporation or by-laws if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series D Preferred in a manner different from the Series B Preferred and Series C Preferred; or

(ii) enter into any agreement that would, at the time the Corporation enters into such agreement, cause the Corporation to be in default of its obligations to the holders of the Series D Preferred hereunder.

(d) Series E Preferred. In addition to other rights provided by law, so long as any shares of Series E Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of holders of not less than fifty percent (50%) of such outstanding shares of Series E Preferred (including, for so long as Shamrock Growth Fund, L.P. together with its affiliates (“Shamrock”) hold no less than fifty percent (50%) of the Series E Preferred held by Shamrock as of the Series E Original Issue Date (the “Shamrock Series E Threshold”), shares of Series E Preferred held by Shamrock) voting separately as a single class:

(i) issue or agree to issue any securities which would rank senior or pari passu in regards to liquidation and dividends to the Series E Preferred;

(ii) issue any Series E Preferred except pursuant to the Series E Preferred Stock and Warrant Purchase Agreement, dated August 14, 2001, by and among the Corporation and Purchasers (as defined therein), as amended;

(iii) amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or by-laws if such action would alter or change the preferences, rights, privileges or powers of or the restrictions provided for the benefit of the Series E Preferred;

(iv) purchase, redeem or otherwise acquire (or permit a subsidiary to purchase, redeem or otherwise acquire) any of the equity securities of the Corporation other than (a) the Series E Preferred, (b) other preferred stock pursuant to the redemption provisions in Section 6.2 as described above, (c) repurchases from employees pursuant to agreements under which the equity securities were acquired, and (d) the Repurchased Cohen Stock;

(v) pay any dividend on or make any distribution with respect to any equity security other than the Series E Preferred or other than a dividend or distribution with respect to the Series B Preferred, Series C Preferred and Series D Preferred made on a parity with a dividend or distribution with respect to the Series E Preferred; and

(vi) incur (or permit a Subsidiary to incur) indebtedness for borrowed money or guarantee or act as a surety for any debt aggregating in excess of the greater of (x) $25 million and (y) five times the annual projected consolidated cash flow of the Corporation and its Subsidiary for the fiscal year in which such indebtedness is incurred, as reflected in cash flow projections prepared in good faith by the Corporation and approved by the Corporation’s Board of Directors and holders of a majority of the Series E Preferred (which approval shall not be withheld unless, in the reasonable view of such holders, the projections are unreasonable). As used in this Certificate of Incorporation, “Subsidiary” shall mean a corporation or other entity of which the Corporation or a Subsidiary owns directly or indirectly more than 50% of the equity securities.

(e) Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred. So long as any shares of Series B Preferred, Series C Preferred or Series D Preferred shall be outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of holders of not less than a majority of such outstanding shares of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, voting together as a single class, amend or repeal any provision of, or add any provision to, the Corporation’s Certificate of Incorporation or by-laws if such action would materially alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

(f) Preferred Stock. So long as any Preferred Stock shall be outstanding, the Corporation shall not at any time prior to January 31, 2003, without first obtaining the affirmative vote or written consent of holders of not less than two-thirds (2/3) of the outstanding Common Stock and Preferred Stock of the Corporation (on an as-converted into Common Stock basis), voting together as a single class, authorize a sale, lease or other transfer of all or substantially all of the assets of the Corporation or a merger or consolidation of the Corporation after which, as a result of such merger or consolidation, the stockholders of the Corporation shall own less than fifty percent (50%) of the voting securities of the surviving entity (a “Sale Event”), unless (x) the Sale Event imputes an enterprise value to the Corporation of an amount in excess of $250 million or (y) the Sales Event is approved by a majority of the Board of Directors, including at least one member of the Board of Directors that is not an appointee or designee of Shamrock, GE Capital Equity Investments, Inc. or their respective affiliates.

8. Certain Distributions. Section 502 and 503 of the Corporations Code of the State of California shall not apply in respect of distributions and payments made by the Corporation pursuant to or in connection with (i) the Conditional Purchase Agreement, (ii) the Note and the Security Agreement (as each term is defined in the Conditional Purchase Agreement) and (iii) the Director Retention and Compensation Agreement, dated August 3, 2001, by and between the Corporation and Jeffrey Cohen, in each case to the extent that such distributions or payments are made for or in respect of the purchase of shares of the Corporation’s Common Stock from Jeffrey Cohen and his affiliates.

9. Notices of Record Date.

In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least fifteen (15) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE IX

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this Article IX shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE X

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed to this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application had been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the Chief Executive of this Corporation, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly, has hereunto set his hand on May 4, 2004.

PRN CORPORATION a Delaware corporation

By:	/s/ Charles A. Nooney

Charles A. Nooney, Chief Executive Officer